Exhibit 23.3

Independent Auditors’ Consent

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated July 6, 2023, related to the combined financial statements of Global Net Lease Advisors, LLC, Necessity Retail Advisors, LLC, Global Net Lease Properties, LLC, and Necessity Retail Properties, LLC as of and for the years ended December 31, 2022 and 2021, which appear in this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania

July 6, 2023